FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
November 18, 2014	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2014 Board of Directors Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of its Indiana and Michigan member director elections and its district-wide election of an independent director to its Board of Directors. FHLBI members elected one Indiana member director, two Michigan member directors, and one independent director for terms beginning January 1, 2015 and ending on December 31, 2018:

•	Dan L. Moore, President/CEO of Home Bank, Martinsville, Indiana, was re-elected to the open Indiana member director seat.

•	Thomas R. Sullivan, Vice Chairman and Director of Mercantile Bank of Michigan, Grand Rapids, Michigan, was re-elected to the first open Michigan member director seat.

•	James D. MacPhee, CEO and Director of Kalamazoo County State Bank, Schoolcraft, Michigan, was re-elected to the second open Michigan member director seat.

•	Larry A. Swank, CEO and Chairman at Sterling Group, Inc., Mishawaka, Indiana, was re-elected to the open independent director seat.

The FHLBI's Board of Directors will be comprised of a total of 16 member and independent directors for 2015. Elections for member directors are held on a state-by-state basis, whereas independent directors are elected at large by all members of the FHLBI. Member directorships always maintain a majority, while the independent directorships comprise at least 40 percent of the entire board. Independent directors are nominated by the Board of Directors after consultation with FHLBI’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings banks and CDFIs. For more information about the FHLBI, visit www.fhlbi.com.